UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM 12b-25
                                                SEC FILE NUMBER
                                                0-18184

                                                CUSIP NUMBER
                                                78440900

             NOTIFICATION OF LATE FILING

(Check One): __Form 10-K __Form 20-F __Form 11-K  x Form 10-Q
__Form N-SAR

For Period Ended: December 31, 2001
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[X] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:  December 31, 2001

    Read Instruction (on back page) Before Preparing Form. Please
Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information-contained herein.
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
_______________________________________________________________
            PART I -- REGISTRANT INFORMATION

                 SK Technologies Corporation
                   Full Name of Registrant

             PO Box 8627 Deerfield Beach, FL 33443
  Address of Principal Executive Office (Street and Number)

                    __________N/A________
                  Former Name if Applicable






PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
  X (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

                (Attach Extra Sheets if Needed)

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

_____Calvin S. Shoemaker___  ____954___   ____629-2555______
         (Name)              (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify report(s).   X Yes    No
____________________________________________________________





(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    Yes     X No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

   _____________SK Technologies Corporation_____________
       (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date February 15, 2002    By /s/ Calvin S. Shoemaker
                             President, Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant of by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.